Exhibit 99.1

Nordson Corporation Reports Record Second Quarter Revenue, Operating Profit and Diluted Earnings per Share

  Sales increase 9 percent from prior year’s second quarter to $438 million, inclusive of 8 percent organic growth
  Operating profit grows to $102 million, a 33 percent increase compared to the prior year’s second quarter
  Operating margin expands to 23 percent of sales, a 4 percentage point improvement compared to the prior year’s second quarter
  GAAP diluted EPS grows to $1.23, a 54 percent increase compared to the prior year’s second quarter
  Free cash flow before dividends in the quarter is $65 million
  Pro-forma 12 week order rates increase 4 percent over same period a year ago
  Third quarter 2016 guidance: sales expected to increase 1 to 5 percent over prior year; GAAP diluted EPS in the range of $1.25 to $1.37

WESTLAKE, Ohio--(BUSINESS WIRE)--May 23, 2016--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2016. For the quarter ending April 30, 2016, sales were $438 million, a 9 percent increase from the prior year’s second quarter. This change in sales included an 8 percent increase in organic volume, a 2 percent increase related to the first year effect of acquisitions, and a negative 1 percent impact related to the unfavorable effects of currency translation. Operating profit was $102 million, net income was $71 million, and diluted earnings per share were $1.23. Prior year second quarter sales, operating profit, net income and diluted earnings per share were $401 million, $76 million, $49 million and $0.80, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson’s global team delivered record second quarter sales, operating profit and diluted earnings per share,” said Nordson President and Chief Executive Officer Michael F. Hilton. “We generated outstanding organic growth of 8 percent in the quarter through our ongoing technology, application, product-tiering and segmentation initiatives and by meeting robust customer demand in consumer non-durable, electronics and medical end markets. We leveraged the strong top line growth and our continuous improvement efforts to drive reported operating margin to 23 percent in the quarter, an increase of 4 percentage points from the prior year, with incremental operating margin in the quarter of 69 percent and earnings growth of 54 percent over the prior year second quarter. We achieved these results in the quarter while continuing to execute on our longer term growth and margin enhancement initiatives.”

Second Quarter Segment Results

Adhesive Dispensing Systems organic sales volume increased 9 percent compared to the prior year’s second quarter, with additional volume growth of less than 1 percent related to the first year effect of the WAFO acquisition. “This is the fourth consecutive quarter of excellent organic growth in this segment,” said Hilton. “Growth in the current quarter was broad based as we generated strong organic growth in all product lines driven by consumer non-durable end markets. Geographically, Europe and the U.S. led the growth.” Reported operating margin in the segment improved 3 percentage points from the prior year to 28 percent in the quarter, or 29 percent on a normalized basis to exclude one-time charges related to restructuring initiatives.

Advanced Technology Systems sales volume increased 23 percent compared to the prior year’s second quarter, including a 20 percent increase in organic volume and a 3 percent increase related to the first year effect of acquisitions. “The momentum in order rates and project activity we described earlier this year resulted in robust organic growth and significantly improved operating margin in the current quarter compared to the same period a year ago,” said Hilton. “The growth was broad based with increased demand for automated dispensing and test and inspection solutions in electronic end markets, as well as continued strength in fluid management components for medical and industrial end markets. Customers in Asia Pacific, Europe and the Americas drove the growth.” Reported operating margin in the segment improved 5 percentage points from the prior year to 24 percent in the quarter, or 25 percent on a normalized basis to exclude one-time charges related to restructuring initiatives and short-term purchase accounting charges related to the step-up in value of acquired inventory.

Industrial Coating Systems sales volume decreased 13 percent from the prior year’s second quarter. “Sales in most product lines were impacted by very challenging comparisons to the prior year, where total segment volume was up 23 percent at this time a year ago,” said Hilton. “Softness in the U.S. and Japan offset growth in Europe, Asia Pacific and the Americas. Sequentially, sales volume in the current quarter increased at a pace more typical of this segment than the accelerated rate of a year ago.” Reported operating margin improved by 1 percentage point from the prior year to 18 percent in the quarter, or 19 percent on a normalized basis to exclude non-recurring charges related to continuous improvement restructuring initiatives.

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog

Order rates for the 12-week period ending May 15, 2016, measured in constant currency, increased by 4 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2015 acquisitions were owned in both years.

Backlog for the quarter ended April 30, 2016 was approximately $302 million, an increase of 5 percent compared to the same period a year ago, and inclusive of 3 percent organic growth and 2 percent growth due to acquisitions. Backlog amounts are calculated at April 30, 2016 exchange rates.

Outlook

For the third quarter of fiscal 2016, sales are expected to increase 1 percent to 5 percent as compared to the third quarter a year ago. This growth includes organic volume down 1 percent to up 3 percent, 3 percent growth from the first year effect of acquisitions, and a negative currency effect of 1 percent based on the current exchange rate environment. At the midpoint of this outlook, operating margin is expected to be approximately 24 percent, and GAAP diluted earnings per share are expected to be in the range of $1.25 to $1.37.

“Our current backlog, recent order rates and project timing lead us to forecast modest organic volume growth at the midpoint of our third quarter guidance,” said Hilton. “This outlook compares against a period of strong organic growth a year ago and is against a current backdrop of continuing weakness in the global macroeconomic environment. Beyond this near term view, we’re continuing to execute on activities we expect will drive value for shareholders over the long term. Specifically, we continue to focus on innovative products, tiering, new applications and emerging market penetration to drive growth. We’re also pleased to report that we're making solid progress on our previously announced margin enhancement initiative using tools within the Nordson Business System and we remain on track to meet our goal of 200 basis points improvement to fiscal 2015 normalized operating margin by the end of fiscal 2017.”

Nordson will broadcast its second-quarter conference call on its web site at www.nordson.com/investors on Tuesday, May 24, 2016 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2016
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2016	2015	2016	2015

Net sales	$437,592	$400,727	$809,812	$779,735
Cost of sales	189,187	178,837	364,500	349,124
Selling & administrative expenses	146,501	145,476	291,430	291,379

Operating profit	101,904	76,414	153,882	139,232

Interest expense - net	(4,812)	(4,162)	(10,518)	(8,165)
Other income (expense) - net	1,727	(687)	2,529	(789)

Income before income taxes	98,819	71,565	145,893	130,278
Income taxes	28,218	22,351	34,131	38,179

Net Income	$70,601	$49,214	$111,762	$92,099

Return on sales	16%	12%	14%	12%
Return on average shareholders' equity	41%	23%	33%	22%

Average common shares outstanding (000's)	56,952	61,116	56,975	61,569
Average common shares and common share equivalents (000's)	57,334	61,638	57,320	62,094

Per share:

Basic earnings	$1.24	$.81	$1.96	$1.50
Diluted earnings	$1.23	$.80	$1.95	$1.48

Dividends paid	$.24	$.22	$.48	$.44

Total dividends	$13,664	$13,481	$27,318	$27,116

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2016
(Unaudited)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2016	2015

Cash and marketable securities	$47,919	$50,268
Receivables	382,813	389,550
Inventories	240,645	225,672
Other current assets	52,089	46,101
Total current assets	723,466	711,591

Property, plant & equipment - net	257,196	249,940
Other assets	1,391,522	1,398,913
	$2,372,184	$2,360,444

Notes payable and debt due within one year	$18,034	$23,950
Accounts payable and accrued liabilities	252,767	266,826
Total current liabilities	270,801	290,776

Long-term debt	1,054,981	1,092,643
Other liabilities	309,704	317,009
Total shareholders' equity	736,698	660,016
	$2,372,184	$2,360,444

Other information:

Employees	6,104	6,232

Common shares outstanding (000's)	57,051	57,358

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2016
(Unaudited)

	Second Quarter		% Growth over 2015			Year-to-Date		% Growth over 2015
SALES BY BUSINESS SEGMENT	2016	2015	Volume	Currency	Total	2016	2015	Volume	Currency	Total

Adhesive dispensing systems	$221,030	$203,273	9.3%	-0.6%	8.7%	$424,469	$397,486	10.6%	-3.8%	6.8%
Advanced technology systems	158,555	129,482	23.2%	-0.7%	22.5%	276,415	261,700	7.3%	-1.7%	5.6%
Industrial coating systems	58,007	67,972	-13.3%	-1.4%	-14.7%	108,928	120,549	-6.8%	-2.8%	-9.6%

Total sales by business segment	$437,592	$400,727	10.0%	-0.8%	9.2%	$809,812	$779,735	6.9%	-3.0%	3.9%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2016	2015				2016	2015

Adhesive dispensing systems	$62,977	$50,780				$113,337	$94,109
Advanced technology systems	38,731	24,770				46,704	51,588
Industrial coating systems	10,292	11,514				14,470	15,278
Corporate	(10,096)	(10,650)				(20,629)	(21,743)

Total operating profit by business segment	$101,904	$76,414				$153,882	$139,232

	Second Quarter		% Growth over 2015			Year-to-Date		% Growth over 2015
SALES BY GEOGRAPHIC REGION	2016	2015	Volume	Currency	Total	2016	2015	Volume	Currency	Total

United States	$131,262	$140,030	-6.3%	-	-6.3%	$248,653	$262,854	-5.4%	-	-5.4%
Americas	33,582	31,028	15.4%	-7.2%	8.2%	60,289	59,296	11.2%	-9.5%	1.7%
Europe	125,933	105,097	19.5%	0.3%	19.8%	245,651	213,663	20.6%	-5.6%	15.0%
Japan	29,366	28,499	-3.2%	6.2%	3.0%	48,869	50,032	-4.9%	2.6%	-2.3%
Asia Pacific	117,449	96,073	25.2%	-3.0%	22.2%	206,350	193,890	9.9%	-3.5%	6.4%

Total Sales by Geographic Region	$437,592	$400,727	10.0%	-0.8%	9.2%	$809,812	$779,735	6.9%	-3.0%	3.9%

	Second Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2016	2015				2016	2015

Net income	$70,601	$49,214				$111,762	$92,099
Depreciation and amortization	17,952	16,238				35,162	32,222
Other non-cash charges	4,566	4,386				8,758	11,251
Changes in operating assets and liabilities	(14,768)	21,686				(28,794)	(18,136)
Net cash provided by operating activities	78,351	91,524				126,888	117,436

Additions to property, plant and equipment	(14,428)	(19,362)				(25,521)	(36,183)
Proceeds from the sale of property, plant and equipment	784	146				871	421

Free cash flow before dividends	$64,707	$72,308				$102,238	$81,674

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 15, 2016
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	7%	United States	3%
Advanced technology systems	4%	Americas	-7%
Industrial coating systems	-3%	Europe	8%
		Japan	-4%
Total	4%	Asia Pacific	6%

		Total	4%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2015 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SECOND QUARTER PERIOD
Period Ending April 30, 2016
(Unaudited)

	Second Quarter		Year-to-Date
	2016	2015	2016	2015

Diluted EPS as reported (U.S. GAAP)	$1.23	$0.80	$1.95	$1.48

Short-term inventory purchase accounting adjustments	-	-	0.02	0.01
Severance and restructuring	0.02	-	0.03	-
Litigation settlement	(0.01)	-	(0.01)	-
Pension settlement expense	-	-	-	0.02
Discrete tax items	(0.02)	-	(0.16)	(0.03)
Other pre-tax items related to discrete tax benefits	(0.03)	-	(0.03)	-

Diluted EPS as adjusted (Non-GAAP)	$1.19	$0.80	$1.80	$1.48

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye
Senior Director, Communications & Investor Relations
440-414-5639
Jim.Jaye@nordson.com